EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 13, 2024, relating to the financial statements of KORU Medical Systems, Inc., appearing in the Annual Report on Form 10-K of KORU Medical Systems, Inc. for the fiscal year ended December 31, 2024.

/s/ MMQ & Associates, P.C.

Scranton, Pennsylvania

March 12, 2025